EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement of LaPorte Bancorp, Inc. on Form S-8 (File Nos. 333-188208 and 333-198900) of our report dated March 12, 2015, on our audit of the consolidated financial statements of LaPorte Bancorp, Inc. as of December 31, 2014 and for the year ended December 31, 2014, which report is included in this Annual Report on Form 10-K.

BKD LLP

Indianapolis, Indiana
March 12, 2015